EXHIBIT 4e


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                                    LOAN AGREEMENT



                                       BETWEEN



                               COCONINO COUNTY, ARIZONA

                            POLLUTION CONTROL CORPORATION



                                         AND



                            TUCSON ELECTRIC POWER COMPANY





                                   ---------------




                              DATED AS OF APRIL 1, 1997




                                   ---------------



                                     RELATING TO

                           POLLUTION CONTROL REVENUE BONDS,
                                    1997 SERIES B
                    (TUCSON ELECTRIC POWER COMPANY NAVAJO PROJECT)


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


                                  TABLE OF CONTENTS*

                                                                       Page
                                                                       ----

             LOAN AGREEMENT . . . . . . . . . . . . . . . . . . . . . .   1

                                      ARTICLE I

                                     DEFINITIONS

               SECTION 1.01.  Definitions . . . . . . . . . . . . . . .   2
               SECTION 1.02.  Incorporation of Certain Definitions by
               Reference  . . . . . . . . . . . . . . . . . . . . . . .   4

                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES

               SECTION 2.01.  Representations and Warranties of the
               Pollution Control Corporation  . . . . . . . . . . . . .   5
               SECTION 2.02.  Representations and Warranties of the
               Company  . . . . . . . . . . . . . . . . . . . . . . . .   5

                                     ARTICLE III

                                    THE FACILITIES

               SECTION 3.01.  Facilities; Property of the Company . . .   6
               SECTION 3.02.  Revision of Plans and Specifications  . .   6
               SECTION 3.03.  Maintenance of Facilities; Remodeling . .   6
               SECTION 3.04.  Insurance . . . . . . . . . . . . . . . .   7
               SECTION 3.05.  Condemnation  . . . . . . . . . . . . . .   7
               SECTION 3.06.  Termination of Construction . . . . . . .   7

                                      ARTICLE IV

              ISSUANCE OF THE BONDS; THE LOANS; DISPOSITION OF PROCEEDS
                                     OF THE BONDS

               SECTION 4.01.  Issuance of the Bonds . . . . . . . . . .   7
               SECTION 4.02.  Issuance of Other Obligations.  . . . . .   7
               SECTION 4.03.  The Loan; Disposition of Bond Proceeds. .   7
               SECTION 4.04.  Investment of Moneys in Funds and Accounts  7

                                      ARTICLE V

                           LOAN PAYMENTS; OTHER OBLIGATIONS

               SECTION 5.01.  Loan Payments.  . . . . . . . . . . . . .   8
               SECTION 5.02.  Payments Assigned; Obligation Absolute  .   8
               SECTION 5.03.  Payment of Expenses . . . . . . . . . . .   8
               SECTION 5.04.  Indemnification . . . . . . . . . . . . .   8
               SECTION 5.05.  Payment of Taxes; Discharge of Liens  . .   9

          -------------------------

          * This table of contents is not part of the Loan Agreement, and is for convenience only. The captions herein are of no legal effect and do not vary the meaning or legal effect of any part of the Loan Agreement.

                                      ARTICLE VI

                                  SPECIAL COVENANTS

               SECTION 6.01.  Maintenance of Corporate Existence  . . .   9
               SECTION 6.02.  Permits or Licenses . . . . . . . . . . .  10
               SECTION 6.03.  Pollution Control Corporation's Access to
                              Facilities .. . . . . . . . . . . . . . .  10
               SECTION 6.04.  Tax-Exempt Status of Interest on Bonds. .  10
               SECTION 6.05.  Use of Facilities . . . . . . . . . . . .  11
               SECTION 6.06.  Financing Statements  . . . . . . . . . .  11

                                     ARTICLE VII

                           ASSIGNMENT, LEASING AND SELLING

               SECTION 7.01.  Conditions  . . . . . . . . . . . . . . .  11
               SECTION 7.02.  Instrument Furnished to Pollution Control
                              Corporation and Trustee . . . . . . . . .  13
               SECTION 7.03.  Limitation  . . . . . . . . . . . . . . .  13

                                     ARTICLE VIII

                            EVENTS OF DEFAULT AND REMEDIES

               SECTION 8.01.  Events of Default . . . . . . . . . . . .  13
               SECTION 8.02.  Force Majeure . . . . . . . . . . . . . .  14
               SECTION 8.03.  Remedies  . . . . . . . . . . . . . . . .  14
               SECTION 8.04.  No Remedy Exclusive . . . . . . . . . . .  14
               SECTION 8.05.  Reimbursement of Attorneys' and Agents'
                              Fees  . . . . . . . . . . . . . . . . . .  14
               SECTION 8.06.  Waiver of Breach  . . . . . . . . . . . .  15

                                      ARTICLE IX

                                 REDEMPTION OF BONDS

               SECTION 9.01.  Redemption of Bonds . . . . . . . . . . .  15
               SECTION 9.02.  Compliance with the Indenture . . . . . .  15

                                      ARTICLE X

                                    MISCELLANEOUS

               SECTION 10.01.  Term of Agreement  . . . . . . . . . . .  15
               SECTION 10.02.  Notices  . . . . . . . . . . . . . . . .  15
               SECTION 10.03.  Parties in Interest  . . . . . . . . . .  16
               SECTION 10.04.  Amendments . . . . . . . . . . . . . . .  16
               SECTION 10.05.  Counterparts . . . . . . . . . . . . . .  16
               SECTION 10.06.  Severability . . . . . . . . . . . . . .  16
               SECTION 10.07.  Governing Law  . . . . . . . . . . . . .  16
               SECTION 10.08.  Notice Regarding Cancellation of
                               Contracts.  . .  . . . . . . . . . . . .  16


          Signatures  . . . . . . . . . . . . . . . . . . . . . . . . .  18
          Exhibit A - Description of the Facilities . . . . . . . . . . A-1

                                   LOAN AGREEMENT

             THIS LOAN AGREEMENT, dated as of April 1, 1997 (this "Agreement"), between COCONINO COUNTY, ARIZONA POLLUTION CONTROL CORPORATION, an Arizona nonprofit corporation and a political subdivision of the State of Arizona (hereinafter called the "Pollution Control Corporation"), and TUCSON ELECTRIC POWER COMPANY, a corporation organized and existing under the laws of the State of Arizona formerly known as Tucson Gas & Electric Company (hereinafter called the "Company"),

                                W I T N E S S E T H :

             WHEREAS, the Pollution Control Corporation is authorized and empowered under Title 35, Chapter 6, Arizona Revised Statutes, as amended (the "Act"), to issue its bonds in accordance with the Act and to make secured or unsecured loans for the purpose of financing or refinancing the acquisition, construction, improvement or equipping of pollution control facilities consisting of real and personal properties, including but not limited to machinery and equipment whether or not now in existence or under construction, which are used in whole or in part to control, prevent, abate, alter, dispose or store, solid waste, thermal, noise, atmospheric or water pollutants, contaminants or products therefrom, whether such facilities serve one or more purposes or functions in addition to controlling, preventing, abating, altering, disposing or storing such pollutants, contaminants or the products therefrom, and to charge and collect interest on such loans and pledge the proceeds of loan agreements as security for the payment of the principal of and interest on bonds, or designated issues of bonds, issued by the Pollution Control Corporation and any agreements made in connection therewith, whenever the Board of Directors of the Pollution Control Corporation finds such loans to be in furtherance of the purposes of the Pollution Control Corporation;

             WHEREAS, the Pollution Control Corporation has heretofore issued and sold $25,000,000 aggregate principal amount of its Pollution Control Revenue Bonds, 1974 Series A (Tucson Gas & Electric Company Project) (the "1974 Bonds") due December 17, 1975;

             WHEREAS, the Pollution Control Corporation has also heretofore issued and sold $15,700,000 aggregate principal amount of its Pollution Control Revenue Bonds, 1975 Series A (Tucson Gas and Electric Company Project) (the "1975 Bonds"), the proceeds of which were loaned to the Company (formerly known as Tucson Gas & Electric Company) to pay a portion of the principal amount of the 1974 Bonds; and

             WHEREAS, the Pollution Control Corporation has also heretofore issued and sold $14,700,000 aggregate principal amount of its Pollution Control Refunding Revenue Bonds, 1996 Series B (Tucson Electric Power Company Project), all of which remain outstanding (the "1996 Bonds"), the proceeds of which were loaned to the Company to pay the outstanding principal amount of the 1975 Bonds; and

             WHEREAS, the Pollution Control Corporation proposes to issue and sell its revenue bonds for the purpose of refinancing, by the payment or redemption of the 1996 Bonds, or provisions therefor, a portion of the cost of the pollution control facilities described in Exhibit A hereto (the "Facilities") paid from the proceeds of the 1975 Bonds;

             NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, DO HEREBY AGREE as follows:


                                      ARTICLE I

                                     DEFINITIONS

             SECTION 1.01. Definitions. The terms defined in this Article I shall for all purposes of this Agreement have the meanings herein specified, unless the context clearly requires otherwise:

          Act:
             "Act" shall mean Title 35, Chapter 6, Arizona Revised Statutes, and all acts supplemental thereto or amendatory thereof.

          Administration Expenses:

             "Administration Expenses" shall mean the reasonable expenses incurred by the Pollution Control Corporation with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture, including the compensation and reimbursement of expenses and advances payable to the Trustee, to the paying agent, any co-paying agent and the registrar under the Indenture.

          Agreement:

             "Agreement" shall mean this Loan Agreement, dated as of April 1, 1997, between the Pollution Control Corporation and the Company, and any and all modifications, alterations, amendments and supplements hereto.

          Authorized Company Representative:

             "Authorized Company Representative" shall mean each person at the time designated to act on behalf of the Company by written certificate furnished to the Pollution Control Corporation and the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President, any Vice President or its Treasurer, together with its Secretary or any Assistant Secretary.

          Bond Counsel:

             "Bond Counsel" shall mean any firm or firms of nationally recognized bond counsel experienced in matters pertaining to the validity of, and exclusion from gross income for federal tax purposes of interest on bonds issued by states and political subdivisions, selected by the Company and acceptable to the Pollution Control Corporation.

          Bond Fund:

             "Bond Fund" shall mean the fund created by Section 4.01 of the Indenture.

          Bonds:

             "Bond" or "Bonds" shall mean the Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project) of the Pollution Control Corporation.

          Code:

             "Code" shall mean the Internal Revenue Code of 1986 or any successor statute thereto. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations proposed or in effect thereunder and applicable to the Bonds or the use of the proceeds thereof, unless the context clearly requires otherwise. Reference to any particular Code section shall, in the event of a successor Code, be deemed to be a reference to the successor to such Code section.

          Company:

             "Company" shall mean Tucson Electric Power Company, a corporation organized and existing under the laws of the State of Arizona, its successors and their assigns, including, without limitation, any successor obligor under Section 6.01 or 7.01 to the extent of the obligations assumed thereunder.

          Completion Date:

             "Completion Date" shall be the date on which the Facilities are completed in their entirety and ready to be placed in service and operated, all as determined by the Company.


          Facilities:

             "Facilities" shall mean the real and personal properties, machinery and equipment currently existing, under construction and to be constructed which are described in Exhibit A hereto, as revised from time to time to reflect any changes therein, additions thereto, substitutions therefor and deletions therefrom permitted by the terms hereof, subject, however, to the provisions of Section 7.01 hereof.

          Indenture:

             "Indenture" shall mean the Indenture of Trust, dated as of April 1, 1997, between the Pollution Control Corporation and the Trustee relating to the Bonds, and any and all modifications, alterations, amendments and supplements thereto.

          Loan Payments:

             "Loan Payments" shall mean the payments required to be made by the Company pursuant to Section 5.01 hereof.

          1954 Code:

             "1954 Code" shall mean the Internal Revenue Code of 1954, as amended.

          1996 Bonds:

             "1996 Bonds" shall mean the $14,700,000 aggregate principal amount of the Pollution Control Corporation's Pollution Control Refunding Revenue Bonds, 1996 Series B (Tucson Electric Power Company Project).

          Outstanding:

             "Outstanding", when used in reference to the Bonds, shall mean, as at any particular date, the aggregate of all Bonds authenticated and delivered under the Indenture except:

               (a) those canceled by the Trustee at or prior to such date or delivered to or acquired by the Trustee at or prior to such date for cancellation;

               (b) those deemed to be paid in accordance with Article VIII of the Indenture; and

               (c) those in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture, unless proof satisfactory to the Trustee and the Company is presented that such Bonds are held by a bona fide holder in due course.

          Person:

             "Person" means (i) any corporation, limited liability company, partnership, joint venture, association, joint-stock company, business trust, or unincorporated organization, in each case formed or organized under the laws of the United States of America, any state thereof or the District of Columbia, or (ii) the United States of America or any state thereof, or any political subdivision of either thereof, or any agency, authority or other instrumentality of any of the foregoing.

          Plant:

             "Plant" shall mean the Navajo Generating Station, an electric power generating plant near Page, Arizona, in Coconino County, Arizona, and any additions or improvements thereto or replacements thereof.

          Plant Agreements:

             "Plant Agreements" shall mean all contracts relating to the ownership, construction and operation of the Plant, including the Facilities, as from time to time amended or supplemented.

          Pollution Control Corporation:

             "Pollution Control Corporation" shall mean Coconino County, Arizona Pollution Control Corporation, an Arizona nonprofit corporation and a political subdivision of the State of Arizona incorporated for and with the approval of the County of Coconino, Arizona, pursuant to the provisions of the Constitution of the State of Arizona and the Act, its successors and their assigns.

          Tax Agreement:

             "Tax Agreement" shall mean that tax certificate and agreement, dated the date of the initial authentication and delivery of the Bonds, between the Pollution Control Corporation and the Company, relating to the requirements of the Code, and any and all modifications, alterations, amendments and supplements thereto.

          Trustee:

             "Trustee" shall mean First Trust of New York, National Association, as trustee under the Indenture, its successors in trust and their assigns.

             SECTION 1.02. Incorporation of Certain Definitions by Reference. Each capitalized term used herein and not otherwise defined herein shall have the meaning set forth in the Indenture.



                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES


             SECTION 2.01. Representations and Warranties of the Pollution Control Corporation. The Pollution Control Corporation makes the following representations and warranties as the basis for the undertakings on the part of the Company contained herein:

               (a) The Pollution Control Corporation is an Arizona nonprofit corporation and a political subdivision of the State of Arizona created and existing under the Constitution and laws of the State of Arizona;

               (b) The Pollution Control Corporation has the power to enter into this Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and therein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper action has duly authorized the execution and delivery hereof and thereof;

               (c) The execution and delivery of this Agreement and the Indenture by the Pollution Control Corporation do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof and thereof by the Pollution Control Corporation will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Pollution Control Corporation is now a party or by which it is now bound, or any order, rule or regulation applicable to the Pollution Control Corporation of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Pollution Control Corporation or over any of its properties, or the Constitution or laws of the State of Arizona;

               (d) No consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Pollution Control Corporation's participation in the transactions contemplated by this Agreement, except such as may have been obtained or may be required under the securities laws of any jurisdiction; and

               (e) The Pollution Control Corporation has found and determined that all requirements of the Act with respect to the issuance of the Bonds and the execution and delivery of the Indenture and this Agreement have been complied with and that the refinancing of the Company's share of the cost of construction of the Facilities by issuing the Bonds and entering into the Indenture and this Agreement will be in furtherance of the purposes of the Act.

             SECTION 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Pollution Control Corporation contained herein:

               (a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Arizona and duly qualified as a foreign corporation in the State of New Mexico;

               (b) The Company has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein and by proper corporate action has duly authorized the execution and delivery hereof;

               (c) The execution and delivery of this Agreement by the Company do not, and consummation of transactions contemplated hereby and fulfillment of the terms hereof by the Company will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Restated Articles of Incorporation or by-laws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company;

               (d) The Arizona Corporation Commission has approved all matters relating to the Company's participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company's participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction;

               (e) The Facilities to be refinanced constitute "pollution control facilities" as such term is defined in the Act; and

               (f) All of the proceeds of the Bonds (exclusive of accrued interest, if any, paid by the initial purchasers of such Bonds upon delivery thereof) will be expended to refinance the Facilities through the payment or redemption of the 1996 Bonds, or provisions therefor.


                                     ARTICLE III

                                    THE FACILITIES

             SECTION 3.01. Facilities; Property of the Company. An undivided interest in the Facilities shall be the property of the Company and the Pollution Control Corporation shall have no right, title or interest in the Facilities.

             SECTION 3.02. Revision of Plans and Specifications. The Company may consent to one or more revisions to the plans and specifications for the Facilities (including without limitation any changes therein, additions thereto, substitutions therefor and deletions therefrom), at any time and from time to time prior to the Completion Date in any respect; provided, however, that, if any such revision shall render inaccurate the description of the Facilities contained in Exhibit A hereto, the Company shall deliver to the Pollution Control Corporation and the Trustee (a) a revised Exhibit A containing a description of the Facilities as revised, the accuracy of which shall have been certified by an Authorized Company Representative, and (b) an opinion of Bond Counsel to the effect that the Facilities as described in the revised Exhibit A are such that the expenditure of the proceeds of the Bonds pursuant to this Agreement will not, in and of itself, impair the validity of the Bonds under the Act or the exclusion from gross income for federal tax purposes of interest on the Bonds. A revision of Exhibit A hereto pursuant to this
          Section 3.02 shall not constitute an amendment, change or modification of this Agreement within the meaning of Article XII of the Indenture.

             SECTION 3.03. Maintenance of Facilities; Remodeling. The Company shall at all times exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in thorough repair, working order and condition and to cause all needful and proper repairs and renewals thereto to be made; provided, however, that the Company may exercise all of its rights, powers, elections and options under the Plant Agreements to cause the operation of the Facilities, or any element or unit thereof, to be discontinued if, in the judgment of the Company, it is no longer advisable to operate the same, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale or disposition.

             After the Completion Date, the Company may, subject to the provisions of Section 6.05 hereof, at its own expense consent to the remodeling of the Facilities or to the making of such substitutions, modifications and improvements to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.

             SECTION 3.04. Insurance. The Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to keep the Facilities insured against fire and other risks to the extent usually insured against by companies owning and operating similar property, by reputable insurance companies or, at the Company's election, with respect to all or any element or unit of the Facilities, by means of an adequate insurance fund set aside and maintained by it out of its own earnings or in conjunction with other companies through an insurance fund, trust or other agreement or, by means of unfunded self-insurance as may be reasonable and customary by companies owning and operating similar property. All proceeds of such insurance shall be for the account of the Company.

             SECTION 3.05. Condemnation. The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of the Facilities or other property of the Company.

             SECTION 3.06.  Termination of Construction.   Anything in this
          Agreement to the contrary notwithstanding, the Company shall have the right at any time to exercise all of its rights, powers, elections and options under the Plant Agreements to terminate the construction of the Facilities, in whole, if the Company shall have determined that the continued construction or operation of the Facilities, in whole, is impracticable, uneconomical or undesirable for any reason.


                                      ARTICLE IV

              ISSUANCE OF THE BONDS; THE LOANS; DISPOSITION OF PROCEEDS
                                     OF THE BONDS

             SECTION 4.01. Issuance of the Bonds. The Pollution Control Corporation shall issue the Bonds under and in accordance with the Indenture, subject to the provisions of the bond purchase agreement among the Pollution Control Corporation, the initial purchaser or purchasers of the Bonds and the Company. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

             SECTION 4.02. Issuance of Other Obligations. The Pollution Control Corporation and the Company expressly reserve the right to enter into, to the extent permitted by law, but shall not be obligated to enter into, an agreement or agreements other than this Agreement with respect to the issuance by the Pollution Control Corporation, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to pay the cost of construction of the Facilities or obligations to refund all or any principal amount of the Bonds, or any combination thereof.

             SECTION 4.03. The Loan; Disposition of Bond Proceeds. The Pollution Control Corporation and the Company shall enter into escrow arrangements with the trustee for the 1996 Bonds and shall cause the proceeds of the Bonds, other than accrued interest, if any, paid by the initial purchaser or purchasers thereof, to be deposited in escrow with such trustee to be applied to the payment of the 1996 Bonds upon the redemption thereof.

             The Pollution Control Corporation shall establish the Bond Fund with the Trustee in accordance with Section 4.01 of the Indenture.

             SECTION 4.04.  Investment of Moneys in Funds and Accounts.
          The Company and the Pollution Control Corporation agree that any moneys held in any fund or account created by the Indenture shall be invested as provided in the Indenture.


                                      ARTICLE V

                           LOAN PAYMENTS; OTHER OBLIGATIONS

             SECTION 5.01. Loan Payments. In consideration of the issuance of the Bonds and the disposition of the proceeds thereof as contemplated in Section 4.03 hereof, the Company shall pay, or cause to be paid, to the Trustee for the account of the Pollution Control Corporation an amount equal to the aggregate principal amount of the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to premium, if any, and interest on such Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Indenture for the Pollution Control Corporation to cause amounts to be deposited in the Bond Fund for the payment of the principal of and premium, if any, and interest on the Bonds whether at stated maturity, upon redemption or acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Pollution Control Corporation thereunder.

             SECTION 5.02. Payments Assigned; Obligation Absolute. It is understood and agreed that all Loan Payments are, by the Indenture, to be pledged by the Pollution Control Corporation to the Trustee, and that all rights and interest of the Pollution Control Corporation hereunder (except for the Pollution Control Corporation's rights under Sections 5.03, 5.04, 6.03 and 8.05 hereof and any rights of the Pollution Control Corporation to receive notices, certificates, requests, requisitions and other communications hereunder) are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach by the Pollution Control Corporation or the Trustee or any other party under this Agreement, the Indenture or otherwise, or out of any obligation or liability at any time owing to the Company by the Pollution Control Corporation, the Trustee or any other party, and, further, that the Loan Payments and the other payments due hereunder shall continue to be payable at the times and in the amounts herein and therein specified, whether or not the Facilities, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities, or for any other reason, all of the foregoing being subject, however, to the provisions of Sections 6.01 and 7.01 hereof.

             SECTION 5.03. Payment of Expenses. The Company shall pay all Administration Expenses, including, without limitation, Administration Expenses incurred at and subsequent to the time the Bonds are deemed to have been paid in accordance with Article VIII of the Indenture. The payment of the compensation and the reimbursement of expenses and advances of the Trustee, of the paying agent, any co-paying agent and the registrar under the Indenture shall be made directly to such entities.

             SECTION 5.04. Indemnification. The Company releases the Pollution Control Corporation, the Trustee and their directors, officers, employees and agents from, agrees that the Pollution Control Corporation and the Trustee shall not be liable for, and agrees to indemnify and hold the Pollution Control Corporation, the Trustee and any predecessor Trustee and their directors, officers, employees and agents free and harmless from, any liability (including, without limitation, attorneys' and other agents' fees and expenses) for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities, except in any case as a result of the negligence or bad faith or willful misconduct of the party otherwise to be indemnified.

             The Company will indemnify and hold the Pollution Control Corporation, the Trustee and any predecessor Trustee free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorneys' and other agents' fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Indenture or any other cause whatsoever pertaining to the Facilities, except in any case as a result of the negligence or bad faith or willful misconduct of the party otherwise to be indemnified.

             The Company will indemnify and hold the Pollution Control Corporation and its directors, officers, employees and agents free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorney's fees and expenses or court costs arising out of or in any way relating to any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading in any official statement or other offering material utilized in connection with the sale of any bonds.

             SECTION 5.05. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Facilities or any part thereof or upon the Pollution Control Corporation with respect to the Loan Payments, when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon the Loan Payments, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts; provided, that, if the Company shall first notify the Pollution Control Corporation and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested and identified as such by the Company to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Trustee shall notify the Company in writing that, in the opinion of counsel to the Trustee, based upon material facts disclosed to the Trustee without any duty of investigation, by nonpayment of any such items the lien of the Indenture as to the Loan Payments will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Pollution Control Corporation shall cooperate fully with the Company in any such contest.


                                      ARTICLE VI

                                  SPECIAL COVENANTS

             SECTION 6.01. Maintenance of Corporate Existence. Except as permitted in this Section 6.01, the Company shall maintain its corporate existence, shall not sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, and shall not consolidate with or merge with or into another corporation. The Company may consolidate with or merge into another corporation incorporated under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, to any Person, if the surviving or resulting corporation (if other than the Company) or the transferee Person, as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or disposition, assumes, by delivery to the Trustee and the Pollution Control Corporation of an instrument in writing satisfactory in form to the Trustee, all the obligations of the Company under this Agreement, including, without limitation, the obligations of the Company under Section 5.01 hereof. Upon such an assumption following any such sale, transfer or other disposition of assets, the Company shall be released and discharged from all liability in respect of all obligations under this Agreement. Notwithstanding the foregoing, in the case of any such sale, transfer or other disposition of assets, which do not include the Facilities, the Company shall remain liable in respect of all obligations under this Agreement other than the obligations under
          Section 5.01 hereof, and the transferee shall not be required to assume any obligations hereunder other than the obligations under
          Section 5.01 hereof; provided, however, that the transferee shall be required to assume all such other obligations unless the Company shall have delivered to the Pollution Control Corporation and the Trustee an opinion of Bond Counsel to the effect that the non-assumption by the transferee of such other obligations will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion from gross income for federal tax purposes of interest on the Bonds.

             If consolidation, merger or sale, transfer or other disposition is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.01.

             Anything in this Agreement to the contrary notwithstanding, the sale, transfer or other disposition by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or (c) for the distribution of electric energy, in each case considered alone, or all of its facilities described in clauses (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a sale, transfer or other disposition of all the properties of the Company, as or substantially as an entirety, unless, immediately following such sale, transfer or other disposition, the Company shall own no properties in the other such categories of property not so sold, transferred or otherwise disposed of. The character of particular facilities shall be determined by reference to the Uniform System of Accounts prescribed for public utilities and licensees subject to the Federal Power Act, as amended, to the extent applicable.

             SECTION 6.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Pollution Control Corporation that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Pollution Control Corporation, the Company and the Pollution Control Corporation each shall, upon the request of either, execute such application or applications.


             SECTION 6.03. Pollution Control Corporation's Access to Facilities. The Pollution Control Corporation shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

             SECTION 6.04. Tax-Exempt Status of Interest on Bonds. (a) It is the intention of the parties hereto that interest on the Bonds shall be and remain tax-exempt, and to that end the covenants and agreements of the Pollution Control Corporation and the Company in this Section 6.04 and the Tax Agreement are for the benefit of the Owners from time to time of the Bonds.

               (b) Each of the Company and the Pollution Control Corporation covenants and agrees for the benefit of the Owners from time to time of the Bonds that it will not directly or indirectly use or permit the use of (to the extent within its control) the proceeds of any of the Bonds or any other funds, or take or omit to take any action, if and to the extent such use, or the taking or omission to take such action, would cause any of the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code or otherwise subject to federal income taxation by reason of Section 103 and 141 through 150 of the Code or Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any applicable regulations promulgated thereunder. To such ends, the Pollution Control Corporation and the Company will comply with all requirements of such Section 148 to the extent applicable to the Bonds. In the event that at any time the Pollution Control Corporation or the Company is of the opinion that for purposes of this Section 6.04(b) it is necessary to restrict or limit the yield on the investment of any moneys held by the Trustee under the Indenture, the Pollution Control Corporation or the Company shall so notify the Trustee in writing.

               Without limiting the generality of the foregoing, the
             Company and the Pollution Control Corporation agree that there shall be paid from time to time all amounts required to be rebated to the United States of America pursuant to Section 148(f) of the Code and any applicable Treasury Regulations. This covenant shall survive payment in full or defeasance of the Bonds and the satisfaction and discharge of the Indenture. The Company specifically covenants to pay or cause to be paid the Rebate Requirement as defined and described in the Tax Agreement.

               (c) The Pollution Control Corporation certifies and represents that it has not taken, and the Pollution Control Corporation covenants and agrees that it will not take, any action which results in interest paid on the Bonds being included in gross income of the Owners of the Bonds for federal tax purposes pursuant to Sections 103 and 141 of the Code or to Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any regulations thereunder; and the Company certifies and represents that it has not taken or (to the extent within its control) permitted to be taken, and the Company covenants and agrees that it will not take or (to the extent within its control) permit to be taken any action which will cause the interest on the Bonds to become includable in gross income for federal income tax purposes; provided, however, that neither the Company nor the Pollution Control Corporation shall be deemed to have violated these covenants if the interest on any of the Bonds becomes taxable to a person solely because such person is a "substantial user" of the Facilities or a "related person" within the meaning of Section 103(b)(13) of the 1954 Code and provided, further, that none of the covenants and agreements herein contained shall require either the Company or the Pollution Control Corporation to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the taxation of interest on the Bonds. The Company acknowledges having read Section 7.08 of the Indenture and agrees to perform all duties imposed on it by such Section 7.08, by this Section and by the Tax Agreement. Insofar as
             Section 7.08 of the Indenture and the Tax Agreement impose duties and responsibilities on the Company, they are specifically incorporated herein by reference.

               (d)  Notwithstanding any provision of this Section 6.04 and
             Section 7.08 of the Indenture, if the Company shall provide to the Pollution Control Corporation and the Trustee an opinion of Bond Counsel to the effect that any specified action required under this Section 6.04 and Section 7.08 of the Indenture is no longer required or that some further or different action is required to maintain the tax-exempt status of interest on the Bonds, the Company, the Trustee and the Pollution Control Corporation may conclusively rely upon such opinion in complying with the requirements of this Section 6.04, and the covenants hereunder shall be deemed to be modified to that extent.

             SECTION 6.05. Use of Facilities. So long as any Bonds are Outstanding and the Facilities are operated by or for the benefit of the Company, the Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities to be used for purposes contemplated by the Act and in the Tax Agreement.

             SECTION 6.06. Financing Statements. The Company shall file and record, or cause to be filed and recorded, all financing statements and continuation statements referred to in Section
          7.07 of the Indenture.

                                     ARTICLE VII

                           ASSIGNMENT, LEASING AND SELLING

             SECTION 7.01. Conditions. The Company's interest in this Agreement may be assigned as a whole or in part, and its interest in the Facilities may be leased, sold, transferred or otherwise disposed of by the Company as a whole or in part (whether an interest in a specific element or unit or an undivided interest), to any Person; provided, however, that no such assignment, lease, sale, transfer or other disposition (a) shall relieve the Company from its primary liability for its obligations under Section 5.01 hereof or (b) shall be made unless the assignee, lessee, purchaser or other transferee, as the case may be, prior to or simultaneously with such assignment, lease, sale, transfer or other disposition, assumes, by delivery of an instrument in writing satisfactory in form to the Trustee and the Pollution Control Corporation, all other obligations of the Company hereunder to the extent of the interest assigned, leased, sold, transferred or otherwise disposed of, and the Company shall be released of and discharged from such obligations to the extent so assumed. Notwithstanding the foregoing, (a) if (i) the Company's interest in this Agreement shall be assigned as a whole or in undivided part, (ii) the Company's interest in the Facilities shall be leased as a whole or in undivided part and the term of such leasehold or the term of any extension or extensions thereof at the option of the Company shall extend beyond the maturity date of the Bonds or (iii) the Company's interest in the Facilities shall be sold, transferred or otherwise disposed of as a whole or in undivided part, and (b) in the event that the assignee, lessee, purchaser or other transferee shall assume the obligations of the Company under Section 5.01 hereof for the remaining term of this Agreement, to the extent of such assignment, lease, sale, transfer or other disposition, the Company shall be released from and discharged of all liability in respect of such obligations to the extent so assumed (but only to such extent); provided, however, that the release and discharge of the Company pursuant to clause (b) shall be conditioned upon the delivery by the Company to the Pollution Control Corporation and the Trustee of a certificate of an Independent Expert (as hereinafter defined) describing the interests so assigned, leased, sold, transferred or otherwise disposed of, together with all other rights, interests, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of by the Company to the same Person in the same or a related transaction, stating that such rights, interests, assets and/or properties so described constitute facilities for the generation, transmission and/or distribution of electric energy and stating that, in the opinion of such Independent Expert, the Fair Value (as hereinafter defined) of such rights, interests, assets and/or properties as the Person acquiring the same is not less than an amount equal to 10/7 of the sum of (x) the aggregate principal amount of the Bonds then Outstanding and (y) the outstanding principal amount of all other obligations of the Company representing indebtedness for borrowed money or for the deferred purchase price of property which are being assumed by such Person; provided, further, that after any such assumption, release and discharge as aforesaid, the Company may again assume such obligations under Section 5.01 hereof, in whole or in part, at any time and from time to time, and, to the extent of any such assumption by the Company (but only to such extent), the aforesaid assignee, lessee, purchaser or other transferee shall be released from and discharged of all liability in respect of such obligations.

             Anything herein to the contrary notwithstanding, the Company shall not make any assignment, lease or sale as provided in the immediately preceding paragraph unless it shall have furnished to the Pollution Control Corporation and the Trustee an opinion of Bond Counsel to the effect that the proposed assignment, lease or sale will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion of interest on the Bonds from gross income for federal tax purposes.

             After any lease, sale, transfer or other disposition of any element or unit of the Facilities, or any interest therein, the Company may, at its option, cause such element or unit, or interest therein, to no longer be deemed to be part of the Facilities for the purposes of this Agreement by delivering to the Pollution Control Corporation and the Trustee the agreements or other documents required pursuant to Section 7.02 hereof together with an instrument signed by an Authorized Company Representative stating that such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.

             For purposes of this Section 701:

               (a) "Independent Expert" means a Person which (i) is an engineer, appraiser or other expert and which, with respect to any certificate to be delivered pursuant to this Section, is qualified to pass upon the matter set forth in such certificate and (ii)(A) is in fact independent, (B) does not have any direct material financial interest in the transferee or in any obligor upon the Bonds or under this Agreement or in any affiliate of the transferee or any such obligor, (C) is not connected with the transferee or any such obligor as an officer, employee, promoter, underwriter, trustee, partner, director or any person performing similar functions and (D) is approved by the Trustee in the exercise of reasonable care; for purposes of this definition "engineer" means a Person engaged in the engineering profession or otherwise qualified to pass upon engineering matters (including, but not limited to, a Person licensed as a professional engineer, whether or not then engaged in the engineering profession); and for purposes of this definition "appraiser" means a Person engaged in the business of appraising property or otherwise qualified to pass upon the Fair Value or fair market value of property.

               (b) "Fair Value" means the fair value of the interests, rights, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of (but, in the case of a lease, only to the extent of such lease) as may be determined by reference to (i) except in the case of a lease, the amount which would be likely to be obtained in an arm's-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) in the case of a lease, the amount (discounted to present value at a rate not lower than the taxable equivalent of the yield to maturity of the Bonds based on prevailing market prices immediately prior to the first public announcement of the proposed transaction) which would be likely to be obtained in an arm's-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing lessee and an informed and willing lessor, neither under any compulsion to lease; (iii) the amount of investment with respect to such interests, rights, assets and/or properties which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise,
             (iv) the cost, accumulated depreciation and replacement cost with respect to such interests, rights, assets and/or properties and/or (v) any other relevant factors; provided, however, that (x) Fair Value shall be determined without deduction for any mortgage, deed of trust, pledge, security interest, encumbrance, lease, reservation, restriction, servitude, charge or similar right or any other lien of any kind and (y) the Fair Value to the transferee of any property shall not reflect any reduction relating to the fact that such property may be of less value to a Person which is not the owner, lessee or operator of the property or any portion thereof than to a Person which is such owner, lessee or operator. Fair Value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or the transferee or otherwise available to the Expert certifying the same.

             SECTION 7.02. Instrument Furnished to Pollution Control Corporation and Trustee. The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Pollution Control Corporation and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease, sale, transfer or other disposition.

             SECTION 7.03. Limitation. This Agreement shall not be assigned nor shall the Facilities be leased, sold, transferred or otherwise disposed of, in whole or in part, except as provided in this Article VII or in Section 6.01 or 5.02 hereof. This Article VII shall not apply to any sale, transfer or other disposition by the Company of all of its assets, as or substantially as an entirety, as contemplated in Section 6.01.

                                     ARTICLE VIII

                            EVENTS OF DEFAULT AND REMEDIES

             SECTION 8.01. Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an "Event of Default":

               (a) a failure by the Company to make any Loan Payment, which failure shall have resulted in an "Event of Default" under clause (a) or (b) of Section 9.01 of the Indenture;

               (b) a failure by the Company to pay when due any amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure described in clause (a) above), which failure shall continue for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Pollution Control Corporation or the Trustee, unless the Pollution Control Corporation and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Pollution Control Corporation and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

               (c) the dissolution or liquidation of the Company, or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors (the term "dissolution or liquidation of the Company," as used in this clause, shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.01 hereof).

             SECTION 8.02. Force Majeure. The provisions of Section 8.01 hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Arizona, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 5.01, 5.03, 5.05, and 6.01 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

             SECTION 8.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in clause (a) of
          Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the Loan Payments shall, without further action, become and be immediately due and payable.

             Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

             (b) Upon the occurrence and continuance of any Event of Default, the Pollution Control Corporation, or the Trustee with respect to the rights of the Pollution Control Corporation assigned to the Trustee by the Indenture, may take any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.

             (c) Any amounts collected by the Trustee from the Company pursuant to this Section 8.03 shall be applied in accordance with the Indenture.

             SECTION 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the Pollution Control Corporation hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Pollution Control Corporation to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

             SECTION 8.05. Reimbursement of Attorneys' and Agents' Fees. If the Company shall default under any of the provisions hereof and the Pollution Control Corporation or the Trustee shall employ attorneys or agents or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the Pollution Control Corporation or the Trustee and any predecessor Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.

             SECTION 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Pollution Control Corporation's rights and interest hereunder to the Trustee, the Pollution Control Corporation shall have no power to waive any breach hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of the rights of the Pollution Control Corporation hereunder.


                                      ARTICLE IX

                                 REDEMPTION OF BONDS

             SECTION 9.01. Redemption of Bonds. The Pollution Control Corporation shall take, or cause to be taken, the actions required by the Indenture to discharge the lien created thereby through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding, upon receipt by the Pollution Control Corporation and the Trustee from the Company of a notice designating the principal amount of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption and the applicable redemption provision of the Indenture. Such redemption date shall not be less than 45 days from the date such notice is given (unless a shorter notice is satisfactory to the Trustee). Unless otherwise stated therein, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VIII of the Indenture. The Company shall furnish any moneys or Government Obligations (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Pollution Control Corporation in connection with any of the foregoing purposes.

             SECTION 9.02. Compliance with the Indenture. Anything in this Agreement to the contrary notwithstanding, the Pollution Control Corporation and the Company shall take all actions required by this Agreement and the Indenture in order to comply with any provisions of the Indenture requiring the mandatory redemption of Bonds.


                                      ARTICLE X

                                    MISCELLANEOUS

             SECTION 10.01. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article VIII of the Indenture and until all payments required under this Agreement shall have been made. Notwithstanding the foregoing, the covenants contained in Section 5.03, 5.04, Section 6.04 and 8.05 hereof shall survive the termination of this Agreement.

             SECTION 10.02. Notices. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the Pollution Control Corporation, c/o Mangum, Wall, Stoops & Warden, 222 East Birch Avenue, Flagstaff, Arizona 86001, Attention:
          President; if to the Company, at 220 West Sixth Street, Tucson, Arizona 85702, Attention: Treasurer; and if to the Trustee, at such address as shall be designated by it in the Indenture. A copy of each notice, certificate, request or other communication given hereunder to the Pollution Control Corporation, the Company, or the Trustee shall also be given to the others. The Pollution Control Corporation, the Company, and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

             SECTION 10.03. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Pollution Control Corporation, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the rights and remedies granted to the Pollution Control Corporation in Article VIII hereof, shall inure to the benefit of the Trustee, on behalf of the Owners from time to time of the Bonds, and shall be enforceable by the Trustee as a third party beneficiary or as assignee of the Pollution Control Corporation; and provided, further, that neither the County of Coconino, Arizona nor the State of Arizona shall in any event be liable for the payment of the principal of or premium, if any, or interest on the Bonds or for the performance of any pledge, mortgage, obligation or agreement created by or arising out of this Agreement or the issuance of the Bonds, and further that neither the Bonds nor any such obligation or agreement of the Pollution Control Corporation shall be construed to constitute an indebtedness of the County of Coconino, Arizona or the State of Arizona within the meaning of any constitutional or statutory provisions whatsoever, but shall be limited obligations of the Pollution Control Corporation payable solely out of the revenues derived from this Agreement, or from the sale of the Bonds, or from the investment or reinvestment of any of the foregoing, as provided herein and in the Indenture.

             SECTION 10.04. Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

             SECTION 10.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

             SECTION 10.06. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Pollution Control Corporation or the Company, as the case may be, to the full extent permitted by law.

             SECTION 10.07. Governing Law. The laws of the State of Arizona shall govern the construction and enforcement of this Agreement, except that the provisions of Section 13.09 of the Indenture, construed as provided in Section 13.07 of the Indenture, shall apply to this Agreement as if contained herein.

             SECTION 10.08.  Notice Regarding Cancellation of Contracts.
          As required by the provisions of Section 38-511, Arizona Revised Statutes, as amended, notice is hereby given that political subdivisions of the State of Arizona or any of their departments or agencies may, within three (3) years of its execution, cancel any contract, without penalty or further obligation, made by the political subdivisions or any of their departments or agencies on or after September 30, 1988, if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of the political subdivisions or any of their departments or agencies is, at any time while the contract or any extension of the contract is in effect, an employee or agent of any other party to the contract in any capacity or a consultant to any other party of the contract with respect to the subject matter of the contract. The cancellation shall be effective when written notice from the chief executive officer or governing body of the political subdivision is received by all other parties to the contract unless the notice specifies a later time.

             The Company covenants and agrees not to employ as an employee, agent or, with respect to the subject matter of this Agreement, a consultant, any person significantly involved in initiating, negotiating, securing, drafting or creating such Agreement on behalf of the Issuer within three (3) years from the execution hereof, unless a waiver is provided by the Pollution Control Corporation.

             IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.


                                             COCONINO COUNTY, ARIZONA
                                             POLLUTION CONTROL CORPORATION


          ATTEST:
          				  By    /s/ Bruce J. Nordstrom
					       -----------------------------
                                                President

		/s/ Terrence J. Rice
          -------------------------------
                   Secretary

                                             TUCSON ELECTRIC POWER COMPANY


          ATTEST:                               By   /s/ Kevin Larson
                                                   ------------------------
                                                    Vice President

           /s/ Vincent Nitido, Jr.
          ----------------------------
                Assistant Secretary

                                                                  EXHIBIT A

             A portion of the costs of the construction, improvement or equipping of the following Facilities will be refinanced with the proceeds of the Pollution Control Refunding Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project) issued by Coconino County, Arizona Pollution Control Corporation and referred to in the foregoing Loan Agreement.

                                 --------------------


             The air and water pollution control facilities, sewage disposal facilities and solid waste disposal and related facilities more particularly described in Exhibit A to the Loan and Escrow Agreement, dated as of December 17, 1974, among the Coconino County, Arizona Pollution Control Corporation, Tucson Gas & Electric Company and Security Pacific National Bank as escrow agent, a copy of which is attached as Exhibit A-1.

                                                                EXHIBIT A-1


                    The air and water pollution control facilities, sewage disposal facilities and solid waste disposal facilities in whole or in part with the proceeds of the Bonds will consist of the following systems:

                    1. SO2 Removal System. This System consists of the Basic Removal and Disposal System, and other additional features for in-plant SO2 removal. The Basic Removal and Disposal System includes several five-chamber alkaline scrubbing modules which may be of either a vertical or horizontal design, and associated equipment and piping. The other additional in-plant features include by-pass dampers and ductwork modifications, connections for steam extraction, induced draft fans sized to overcome the loss of velocity of the flue gas caused by the Basic Removal and Disposal System, chimney coating to protect the stack from corrosion due to lower exit gas temperatures caused by the Basic Removal and Disposal System, miscellaneous electrical equipment and building space needed to accommodate the other SO2 removal equipment, and a supplementary SO2 monitoring system.

                    2. Particulate Removal System. This System, which is designated to charge and collect particles contained in the flue gas produced by the steam generator, includes a sixteen chamber hot electrostatic precipitator, the structural supports for the precipitator, guillotine dampers, louver isolation dampers ductwork, totally enclosed Nova feeders, opacity monitoring equipment, induced draft fans sized to accommodate a maximum efficiency precipitator, several electrical fields complete with casings and hoppers and the structural steel for such fields.

                    3. Flue Gas Monitoring System. This System consists of chimney equipment common to both SO2 particulate removal systems and NOx particulate removal systems, and includes the instrumentation and connections necessary to continuously monitor and record emissions from the chimneys and a personal hoist and related equipment to permit performance testing and maintenance of the monitoring equipment.

                    4. Dust Suppression System. The equipment comprising this System includes (i) enclosures for the coal conveyors and transfer towers, (ii) a shed-like enclosure for the tract hopper,
          (iii) several dust collectors, baghouses, rotary screw conveyors, separators and a vacuum conveying system to provide dust collection in the cascade gallery, silo, sample building and plant surge bin areas, (iv) a dust collector with a baghouse and rotary screw conveyor for the yard bin area, (v) a dust suppression spray system consisting of jet sprays and associated equipment located throughout the plant, (vi) enclosures to partition the coal gallery area from the boiler turbine area to control coal dust, (vii) a fixed header vacuum cleaning system for the coal unloading hopper basement and the coal silo gallery, and (viii) portable vacuum cleaners for use in the coal pulverizer area and the feeder deck area.

                    5. Sanitary Sewer System. Two pumping lift stations with dual pumps will be installed on the main collector line and an aerated tank located below grade will be provided. Secondary treatment by chlorine dosing may be utilized, and treated effluent will be discharged to the evaporation pond system. A service water line will be installed to permit the sewage treatment area to be washed and the sump weirs to be cleaned. Equipment will be installed downstream from the sewage treatment plant to monitor sanitary waster discharges.

                    6. Waste Water Disposal System. This System includes the Waste Water Collection System, the Water Reclamation Unit, Evaporation Ponds, and the Ground Water Monitoring System.

                         (A) Waste Water Collection System. The various types of wastewaters from the Project will be collected and transported by the following facilities: (i) sumps and duplex regenerative sump pumps to receive drainage from the chemical feed area and the anion-cation regeneration area; (ii) the primary softener tank drain, the sand filter backwash drain, the sodium zeolite softener regeneration rinse tank drain, and a special primary water treatment pump to accommodate those drains; (iii) sumps and acid resistant duplex pumps to accommodate the acid trench and chemical tank area; (iv) a surface drain and associated pumps to receive runoff from the coal storage area; (v) special drains, pumps and piping to permit boiler water to by-pass other boiler water drains and to be pumped directly to the evaporation ponds; (vi) special drainage ditches and culverts to direct all surface water runoff from the coal storage area to the evaporation ponds, and (vii) sumps and associated pumps and piping to permit oily wastes to be transported to the evaporation ponds.

                         (B) Water Reclamation Unit. This Unit includes several clarifiers and associated pumps and piping to permit clarification of cooling tower blowdown.

                         (C) Evaporation Ponds. A series of terraced and diked evaporation ponds will be provided to receive sanitary wastes, surface water runoff and process wastes, and a second series of terraced diked evaporation ponds will be provided to receive only process wastes.

                         (D) Ground Water Monitoring System. An extensive observation well and associated equipment will be installed to monitor seepage from the ash disposal area and the evaporation ponds to insure that such seepage does not enter the underground waterway leading to Lake Powell.

                    7. Bottom Ash and Economizer Ash Disposal System. This System, which causes bottom ash, economizer ash and pulverizer rejects to be transported to dewatering bins, water to be drained from the dewatering bins into settling tanks, and water from the settling tanks to be recirculated and reused for ash transport, includes six dewatering bins, two settling tanks, three water surge tanks, one operating centrifugal ash pump, one standby centrifugal ash pump and associated piping, an auxiliary tank for sluicing economizer ash and the necessary control valves and piping to transport water to the mixing chamber and economizer ash slurry to the bottom ash hopper.

                    8. Fly Ash Disposal System. This System, which transports fly ash from the precipitation hoppers to the fly ash storage silos, includes several pneumatic conveyors and associated blowers, filters and pipelines for transporting ash to the ash storage silos, two ash storage silos and associated steel support structures, stairs and platforms, and eight dustless unloaders.

                    9. Solid Waste Common Systems. The equipment included in the Systems consists of the trucks that will be used to haul damp fly ash, bottom ash, scrubber solids and evaporator solids to the disposal area, the initial dikes for the solids disposal canyon, the road from the ash handling area to the canyon, and fencing for the road and the solids disposal area.

                    10. Electrical Equipment. This equipment consists of transformers, buses, bus ducts, breakers, switching equipment and associated equipment necessary for the operation of the facilities.